Exhibit 99.1

Contact
Investor Relations
Phone: (441) 278-0988
Email: investorrelations@endurance.bm

ENDURANCE ANNOUNCES RETIREMENT OF MICHAEL P. FUJII

PEMBROKE, Bermuda, June 2, 2010 — Endurance Specialty Holdings Ltd. (NYSE:ENH), a Bermuda-based specialty provider of property and casualty insurance and reinsurance, today announced that Michael P. Fujii, its Global Chief Executive Officer, Insurance Operations, is retiring from the company. Mr. Fujii joined Endurance in 2004 and led the establishment and build-out of Endurance’s U.S. insurance business.

“I enjoyed the opportunity to build a new U.S. insurance operation on behalf of Endurance from the ground up, but it is time for me to move to a new chapter in my life,” Mr. Fujii said. “I am looking forward to spending more time with my family, tending to the immediate needs of my aging parents and my interests outside of work.”

“Mike has been a significant presence in the U.S. insurance industry for the better part of three decades and I am proud to have had the chance to work with him at Endurance,” said David Cash, Endurance’s Chief Executive Officer. “I want to thank Mike for his contributions to Endurance over the past six years and the critical role he played in building Endurance’s U.S. insurance business. Through the efforts of Mike and his team, Endurance has developed a group of very strong specialty insurance underwriting operations. We are grateful for the time and effort Mike has given to Endurance and we wish him every success as he moves on to the next phase of his life.”

About Endurance Specialty Holdings

Endurance Specialty Holdings Ltd. is a global specialty provider of property and casualty insurance and reinsurance. Through its operating subsidiaries, Endurance writes property, casualty, healthcare liability, agriculture and professional lines of insurance and property, catastrophe, casualty, aerospace and marine, and surety and other specialty lines of reinsurance. We maintain excellent financial strength as evidenced by the ratings of A (Excellent) from A.M. Best (XV size category) and A (Strong) from Standard & Poor’s. Endurance’s headquarters are located at Wellesley House, 90 Pitts Bay Road, Pembroke HM 08, Bermuda and its mailing address is Endurance Specialty Holdings Ltd., Suite No. 784, No. 48 Par-la-Ville Road, Hamilton HM 11, Bermuda.  For more information about Endurance, please visit http://www.endurance.bm.

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